Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP SUBSIDIARY ACQUIRES 50% INTEREST
IN NORTH METRO HARNESS INITIATIVE

COMPANY APPOINTS FORMER STATE RACING COMMISSIONER TO BOARD

CHESTER, WV – June 15, 2004 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced that its new wholly owned subsidiary, MTR-Harness, Inc., acquired a 50% interest in North Metro Harness Initiative, LLC, a subsidiary of Southwest Casino and Hotel Corporation.

As previously announced when MTR entered into the letter of intent, North Metro has filed an application with the Minnesota Racing Commission to construct and operate a harness racetrack and card room in Columbus Township, Anoka County, Minnesota approximately 30 miles north of downtown Minneapolis and 40 miles from the Mall of America on a 165-acre site currently under option.  The proposed track would be the second of only two racetracks permitted by law in the seven-county Minneapolis metropolitan area.

MTR-Harness invested $10,000 in the company, and in the event North Metro obtains the necessary regulatory licenses, MTR-Harness will invest up to $7.5 million.  Prior to licensing, Southwest Casino will contribute all necessary capital required for the license application.  MTR-Harness is a Managing Member of North Metro and will jointly make all decisions with Southwest.

Edson R. (Ted) Arneault, President and Chief Executive Officer of MTR Gaming, said, “We are enthusiastic about moving forward with this transaction.  This prospective track fits well with our growth strategy to build or acquire other middle-market parimutuel businesses, further expanding and leveraging our expertise in this area.”

Additionally, MTR announced that Richard Delatore, 64, has joined the Company’s Board of Directors.  Mr. Delatore will also serve on the Audit Committee and Nominating Committee.  Mr. Delatore brings significant racing experience to MTR’s Board, having served on the Ohio State Racing Commission from 1995 – 1999.  Since May 2002, Mr. Delatore has been Vice President at Schiappa & Company, a coal mining and hauling business.  Additionally, he has been active in numerous civic organizations including serving on the Board of Commissioners in Jefferson County, Ohio, and the Boards of Education of Steubenville City, Ohio and Jefferson County Joint Vocational School since 1993.

Mr. Arneault, concluded, “Richard’s in-depth racing knowledge and business experience make him an excellent addition to the Board.  We are confident that he will make important contributions to the Company and look forward to benefiting from his counsel.”

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Thomas J. Brosig will not be standing for reelection, in order to avoid conflicts of interest that could arise with other gaming ventures for which he consults as MTR expands.  Mr. Brosig has served on the Board and as Chairman of the Audit Committee since November of 2002.  “I want to thank Tom for his contributions and input to our Board,” said Ted Arneault. After the Company’s annual meeting of shareholders on July 22, Don Duffy, who has served on the Board since June of 2001, will become Chairman of the Audit Committee.  The Nominating Committee will seek to fill the seventh and final board seat with another independent candidate.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia; Scioto Downs in Columbus, Ohio; the Ramada Inn and Speedway Casino in North Las Vegas, Nevada; Binion’s Horseshoe Hotel & Casino in Las Vegas, Nevada, which the Company operates jointly with an affiliate of Harrah’s; and holds a license (request for judicial review pending) to build Presque Isle Downs, a thoroughbred racetrack with pari-mutuel racing in Erie, Pennsylvania.  The Mountaineer facility, the Company’s primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially.  We can give no assurance that North Metro Harness will receive a license from the Minnesota Racing Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera	(212) 836-9610
lbarbera@equityny.com
	Loren G. Mortman	(212) 836-9604

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